EXHIBIT 10.2

ARATANA THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(As  Amended)

Non-employee members of the board of directors (the “Board”) of Aratana Therapeutics, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to stock options and/or restricted stock granted pursuant to the Program.

1. Cash Compensation.

(a) Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual retainer of $35,000 for service on the Board.

(b) Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers:

(i) Chairperson of the Board.  A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $25,000 for such service.

(ii)  Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(iii)  Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(iv)  Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $7,500 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $3,500 for such service.

(c) Payment of Retainers.  The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2013 Equity Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the Equity Plan. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options and/or restricted stock hereby are subject in all respects to the terms of the Equity Plan.

 (a)  Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board shall be eligible to receive an option to purchase 30,000 shares of the Company’s common stock (subject to adjustment as provided in the Equity Plan) on the date of such initial election or appointment. The awards described in this Section 2(a) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one (1) Initial Award.

(b)  Subsequent Awards. A Non-Employee Director who (i) has been serving on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted an option to purchase 7,500 shares of the Company’s common stock (subject to adjustment as provided in the Equity Plan) and 4,500 shares of restricted stock (subject to adjustment as provided in the Equity Plan) on the date of such annual meeting. The awards described in this Section 2(b) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

(c)  Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d)  Terms of Awards Granted to Non-Employee Directors

(i) Purchase Price. The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of common stock on the date the option is granted.

(ii) Vesting.  Each Initial Award shall vest and become exercisable in substantially equal installments on each of the first four (4) anniversaries of the date of grant, subject to the Non-Employee Director continuing in service on the Board through each such vesting date. Each Subsequent Award shall vest (and with respect to option awards become exercisable) with respect to all shares subject thereto on the earlier of (i) the first anniversary of the date of grant and (ii) the day immediately preceding the date of the Company’s next annual meeting of stockholders following the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date. No portion of an Initial Award or Subsequent Award which is unvested and/or unexercisable (with respect to option awards) at the time of a Non-Employee Director’s termination of service on the Board shall become vested or exercisable thereafter. All of a Non-Employee Director’s Initial Awards and Subsequent Awards shall vest in full upon the occurrence of a Change in Control (as defined in the Equity Plan).

(iii) Term. The term of each stock option granted to a Non-Employee Director shall be ten (10) years from the date the option is granted. Upon a Non-Employee Director’s cessation of service on the Board for any reason, his or her options to purchase shares of the Company’s common stock granted under this Program shall remain exercisable for twelve months following the cessation of his or her service on the Board (or such longer period as the Board may determine in its discretion on or after the date of grant of such stock options).

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